MEMORANDUM OF UNDERSTANDING

In connection with the execution of a $125,000 Promissory Note (the “Promissory Note”) to be issued by Vitro Diagnostics, Inc “Vitro” to Caribbean GC Development Fund (“Investor”), the parties have reached the following additional agreements with regard to a proposed $1.7 million future debt investment (the “Debt Investment”) by Investor (which amount shall include the proceeds of the Promissory Note”).  The parties agree that at the closing of the Debt Investment, the following additional actions shall occur.

1.

James Musick shall convert all debt owed to him by Vitro for amounts advanced by him to Vitro  (including accrued interest thereon), such number of shares of Preferred Stock that shall convert, at the holder’s option, into 14,000,000 shares of Vitro common stock.

2.

Vitro shall execute an employment agreement with James R. Musick, Ph.D. on the following terms:

a.

10 year term.

b.

Starting salary of $150,000 per year and reviewable by the board on the anniversary of the signing and execution of the employment agreement.

c.

His title will be President, Chief Scientific Officer (CSO)  and Director

d.

His responsibilities will include management of all technical aspects of the operation.  He will report to the CEO and Chairman of the Board.

e.

This contract will include other standard provisions

f.

He may extend employment contracts to other key technical personnel as required subsequent to closing.  These employment contracts will be subject to the approval of the Board of Directors.

g.

James Musick shall forgive all back salary owed to him by Vitro.

3.

 Vitro shall issue to Investor such number of shares of Preferred Stock that shall convert, at the holder’s option, into 35,000,000 shares of Vitro common stock in exchange for his consulting services. Furthermore, the parties hereto agree to pursue development of a Grand Cayman-based wellness center to provide full-service wellness and regenerative medicine treatments based on modern stem cell therapies and support services.

4.

At the closing of the Debt Investment which shall occur on or before April 15 2017, Investor is to deliver to Vitro a new Promissory Note for US$1.7 million and cancel the $125,000 Promissory.

5.

William Becker shall be appointed CEO and Chairman of the Board of Vitro. The BOD of Vitro Diagnostics, Inc shall nominate Dr. James Musick, Erik Van Horn, William Becker, Mr. John Evans, Dr.Scott David and another 2 nominees to be designated by the Caribbean GC Development Fund as new members of the Board of Directors pending shareholder approval and subject to compliance with Rule 14f-1.

6.

The board of directors of Vitro shall review semiannually all key employees and officers/directors compensation packages.

7.

Investor will, from time to time, provide further funding to Vitro in the form of additional loans, upon terms to be agreed upon, until such time as Vitro achieves first profitability as reported in an annual or quarterly report to the SEC; provided that, the Investor’s obligation under this paragraph 7 is not exceed a total of US$8.3 million.

8. The parties agree to develop a mutually agreeable public relations communication effort.

9. Immediately prior to the closing of the Debt Investment, the fully diluted capital structure of Vitro Diagnostics, Inc. will be 22,744,838 common shares and exercisable common stock options and convertible note, and no shares of preferred stock issued and outstanding.

10. At the closing of the Debt Investment, Halo Cell Sciences, Ltd. Shall will (A) execute the Stem Cell Lab Development Agreement with the DaVinci Center substantially in form attached hereto as Schedule A and (ii) will capitalize Halo Cell Sciences, Ltd with no less than US$1,400,000.

11. Vitro will pay the Investor’s legal fees related to the preparation of this agreement, the Promissory Note and the Development Agreement in an amount not to exceed $8,500.

Agreed to in full, as of this 22nd day of February, 2017 by:

  /s/ James R. Musick

James R. Musick, Ph.D. President and CEO Vitro Diagnostics, Inc.

  /s/ William W. Becker

William W. Becker, CEO, Caribbean GC Development Fund Ltd.

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